EXHIBIT 10.102

                       EXECUTIVE EMPLOYMENT
AGREEMENT

         EXECUTIVE EMPLOYMENT AGREEMENT made as of the ____ day of _______, 1996, by and between Systems and Services Technologies, Inc., a Delaware corporation, with offices at 525 Washington Blvd., Jersey City, New Jersey 07310 (the "Company"), and John Chappell, residing at 10001 Roe, Overland Park, Kansas 66207 (the "Executive").

W I T                  N E S S E T H:

     WHEREAS, the Company is a wholly-owned subsidiary of The
Aegis Consumer Funding Group, Inc. ("Aegis");and

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

         1. Employment. The Company agrees to and does hereby employ the Executive, and the Executive agrees to and does hereby accept employment by the Company, subject to the terms and conditions herein set forth.

         2. Term. The term of the Executive's employment hereunder shall commence on the date hereof (the "Effective Date") and, unless sooner terminated as set forth below, shall terminate on July 1, 2001 (such period hereinafter referred to as the "Term"). The Term is subject to extension or reduction in accordance with the provisions of this Agreement.

         3.   Duties.

       (a) During the term, the Executive shall be employed as President of the Company and shall be in charge of and responsible for the general supervisory duties normally and customarily attendant to such office in a business entity of the size and type of the Company as such duties may be reasonably defined by the Board of Directors of the Company (the "Board"). Such duties may include coordination of the operational functions for Personnel administration, Data Processing and Loan
Servicing.

     (b) The duties of the Executive may be changed from time to time by the Board, provided that, except as permitted in accordance with the provisions of Section 7(d) hereof, the Executive shall not be given duties unrelated to, or not generally associated with, the executive level of his position immediately prior to such change.



     (c) The Executive will, to the best of the Executives abilities, in good faith and with integrity, devote his full time, attention, energy and skill to the fulfillment of his duties hereunder. The foregoing, notwithstanding, the Executive will be permitted to own, as an inactive investor, securities of a corporation whose equity securities are registered under Section 12b or 12g of the Exchange Act, so long as his beneficial ownership in any one such corporation shall not in the aggregate constitute more than five percent (5%) of any class of equity securities of such corporation.

     (d) The Executive will be subject to such policies and procedures as are from time to time established for employees of the Company generally, except to the extent that such policies or procedures are contrary to the terms of this Agreement or are inconsistent with the Executive's position and duties.

     (e) It is hereby acknowledged that, subject to Paragraph 9 hereof, the Executive may either presently, or in the future, be involved in charitable or community activities so long as such other activities do not unreasonably interfere with the performance by the Executive of his duties hereunder and do not require more than five percent (5%) of his time during working hours.

     (f)  Except as herein provided, the Company shall not require the
Executive to relocate his residence out of the greater Kansas City area in the performance of his duties; provided, however, that the Company shall not be deemed to have required a relocation of his residence in the event the Company would require the Executive to perform his normal duties outside of the greater Kansas City area for less than six months in any calendar year. In the event the Executive is required to relocate beyond 150 miles from the city limits of Kansas City, Kansas, the base compensation of the Executive as set forth in Section 4(a) hereof shall be increased at the reasonable discretion of the Board to the extent necessary to reflect a material increase in the cost of living related to the relocation. In addition, upon any relocation required by the Company, the Company shall reimburse the Executive for all out of pocket expenses incurred by the executive reasonably related to the relocation including but not limited to such expenses as those related to transportation of personal effects, closing costs for a new residence, brokerage fees with respect to the sale of the existing residence, and reasonable hotel accommodations during that period of time reasonably necessary to locate a new residence.  In the event that the Executive should fail to close on the sale of  his existing residence within a period of six (6) months following the month in which the
Company shall have requested the Executive to relocate, the Company, at the request of the Executive, shall purchase such residence from the
Executive, on or before the last day of the ninth (9)  month following the month in which relocation was requested, for the  fair market value  of
such residence.   Fair market value" shall be determined as the average
between two appraisals, one obtained from a real estate brokerage firm chosen by the Company and one by a firm chosen by the Executive; both real estate firms shall be prominent firms generally recognized in the immediately surrounding geographic area.


         4.   Compensation.

     (a)     Base Salary.    In consideration for services performed
hereunder, the Company shall pay to the Executive an annual salary of $125,000. during each year of the Term, subject to adjustment as herein provided and in installments payable in accordance with the Company's customary payroll practices. In addition, the Company shall reimburse the Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company upon the submission to the Company of appropriate receipts therefor.

     (b)   Adjustments.   Subsequent to June 30, 1997, the annual salary
of the Executive shall be adjusted annually during the Term (for each twelve month period subsequent to June 30, 1997) based upon a comparison of the actual "Net Pre-tax Income" (as hereinafter defined) of the Company
for the fiscal year of the Company   immediately preceding the applicable
year for which the adjustment is to be made to the "Performance Target"
(as hereinafter defined) for such` fiscal year.   The Performance Target
shall mean the anticipated net pre-tax income or loss of the Company applicable for each fiscal year of the Company as set forth on Schedule A
hereto.   Not later than 90 days following the end of each fiscal year of the
Company ending after June 30, 1996, the actual Net Pre-tax Income of the Company for such fiscal year (determined in accordance with generally accepted accounting practices consistently applied ("GAAP") by the accounting firm normally retained by the Company) shall be compared to the Performance Target for such fiscal year. In the event that the actual
Net Pre-tax Income exceeds the Performance Target (or in the event any pre-tax loss is less than the pre-tax loss reflected in the Performance Target, (as the case may be) the annual salary of the Executive for the next ensuing fiscal year shall be increased by ten percent (10%) of the Executive's annual base salary for the previous year. Immediately subsequent to the determination of any adjustment of base compensation hereunder, the base compensation shall be adjusted retroactively to the commencement of the fiscal year for which it is applicable.

     (c) Bonus. In order to provide performance-based incentive compensation to the Executive, the Company hereby agrees to pay the Executive, in addition to the base salary set forth in Subparagraphs (a) and
(b) hereof, a bonus in respect of each fiscal year subsequent to June 30, 1996 during the Executive's employment hereunder (provided, that the Executive was employed at least 6 months during the applicable fiscal year) calculated in the manner set forth hereinbelow. For purposes hereof, and for each of the first two fiscal years subsequent to June 30, 1996 during the employment of the Executive hereunder, the Executive shall receive a bonus equal to the greater of (i) $50,000 or (ii) three and one third percent (3.33%) of the Company's Net Pre-Tax Income for each such fiscal year in which the Net Pre Tax Income equals or exceeds (or with respect to losses is less than) the Performance Targets for such periods; for each fiscal year during the Term subsequent to the first two fiscal years ending after June 30,1996, and provided that the Executive is employed at least 6 months during of the applicable fiscal year, the Executive shall receive a bonus equal to three and one third percent (3.33%) of the Net Pre-tax
Income of the Company for each  such fiscal year in which the  Net Pre-
Tax Income of the Company equals or exceeds (or with respect to losses, is less than) the Performance Targets for that fiscal year.

      Any bonuses earned in accordance with the provisions of this Subsection shall be paid within 90 days following the end of each fiscal year of the Company with respect to which such bonuses are payable.

      Anything herein to the contrary notwithstanding, (i) no bonus shall be deemed earned or be paid or payable to the Executive if on or before the end of the applicable Adjustment Year such bonus would otherwise be payable hereunder, the employment of the Executive was terminated by the Company for "Cause" (as hereinafter defined) or by the Executive without "Good Reason" (as hereinafter defined) and (ii) other than is provided in subsection (i), the earning of bonuses with respect to any fiscal year in which the Executive is employed for less than the full fiscal year shall be pro rated based on the number of months the Executive was employed by the Company during such fiscal year.

              (d) Net Pre-Tax Income of the Company. For purposes hereof the Net Pre-Tax Income of the Company shall be that amount determined by the independent accountants of the Company with respect to a given fiscal year. In making such determination, the accountants shall calculate actual net Pre Tax Income on the basis of GAAP without giving effect to any bonus paid pursuant to subsection (c) of this Paragraph 4. Such determination shall also be made solely on the basis of the operations of the Company and any subsidiaries thereof and shall take into account only those items of revenue and expense arising from transactions or charges between the Company and Aegis as are described in Schedule B hereto or as are otherwise specifically agreed to by the parties hereto in writing. The determination of the accountants for the Company shall be final, conclusive and binding for all purposes, absent manifest error.


     5. Vacation. The Executive shall be entitled to three weeks' paid vacation during the first two years of his employment hereunder and four weeks paid vacation during each year thereafter. Vacation shall be taken at times mutually agreeable to the Executive and the Company. In no event may vacation be accumulated from year to year and the Executive in no circumstance shall receive compensation for vacation which was not taken; any vacation time not taken during a year of employment shall be forfeited.

     6. Benefits. Throughout the Term, the Executive shall be eligible to participate in any pension, profit-sharing, stock option or similar plan or program of the Company now existing or established hereafter for the benefit of its employees generally, to the extent that he is eligible under the general provisions thereof. The Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or similar or non-similar plan or program of the Company now existing or established hereafter for the benefit of its employees or executives generally, to the extent that he is eligible under the general provisions thereof.

     7.   Termination of Executive's Employment.

     (a) Notwithstanding any provisions contained herein to the contrary, the Executive's employment may be terminated by the Company upon the Executive's death or disability (as defined below) or for Cause (as defined below), and the Executive may terminate his employment for Good Reason
(as defined below);

      (b) For purposes of this Agreement, "disability" shall mean the Executive is mentally or physically disabled from properly and fully performing his duties and responsibilities hereunder for a period of 120 consecutive days or for 180 days, even though not consecutive, within any 360-day period, all as evidenced by the written certification of a qualified medical doctor selected by the Company;

     (c) For purposes of this Agreement, "Cause" shall mean any action or inaction on the part of Executive (an "Event") which could materially and adversely affect the Company and which legally constitutes cause for termination of an executive's employment agreement, which Event (i) is not cured within fifteen (15) business days after written notice from the Company that it deems such event to constitute "Cause", and (ii) which Event, if cured on one occasion, does not reoccur on more than one additional occasion. The Company and the Executive agree that the Event referred to in the notice of termination must be of sufficient significance to permit a reasonable conclusion that the Company could suffer a material and adverse effect as a result thereof. In no event shall "Cause" be deemed to include any action or inaction on the part of the Executive undertaken in good faith, consistent with his fiduciary duties to the Company, which are within the "business judgement rule" as such rule or embodiment thereof has been interpreted in accordance with the laws of the applicable jurisdiction as set forth in Section 11 hereof.

     (d) For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with the Executive's position, duties, or responsibilities, as described herein, provided that the Board shall be permitted to modify the duties of the Executive if the Board, (x) determines in good faith that such modification is in the best interests of the Company, (y) the Executive is given or maintains an "executive level" position within the Company and
(z) the Company has failed to demonstrate financial performance within ten percent (10%) of the Performance Targets for any two consecutive fiscal quarters subsequent to July 1, 1997 or (ii) a material breach of the terms of this Agreement by the Company (x) which breach remains uncured for a period of 15 days after written notice thereof is received by the Company and (y) which breach if cured on one occasion does not reoccur on more than one additional occasion.

     (e) In the event that the Executive's employment hereunder is terminated as a result of death or disability of Executive or for Cause by the Company, or without Good Reason by the Executive, or in the event that this Agreement is not renewed or extended at the end of the Term, then the Company shall have no further obligations or liabilities to the Executive hereunder, such that all benefits and salary provided for within this Agreement shall terminate simultaneously with the termination of the Executive's employment except for benefits, bonuses and salary earned and accrued through the date of such termination; provided, however, that in no event shall the Executive be entitled to receive any bonuses, whether or not earned or accrued, if his employment is terminated by the Company for Cause or by the Executive without good reason. Nothing in this subsection
(e) shall supersede any rights of the Executive to receive any amounts or benefits otherwise due to him upon the occurrence of any of the events described in the immediately preceding sentence, whether such rights are created by this Agreement or otherwise.

     8.   Covenants Not to Compete.

          (a) Executive agrees that during that period of time from the date hereof through July 1, 2001 (whether or not the Executive is actually employed for the entire period that is herein contemplated to be the
Term) in addition to any extensions or renewals thereof and provided that the Company continues to faithfully perform all of its obligations hereunder and provided that Executive has not been terminated by the Company without Cause or by Executive with Good Reason, Executive will not, without the prior consent of the Company, whether directly or indirectly, as principal or as agent, officer director, employee, consultant, or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, concerned, or take part in, or render services to or own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm, corporation, or other business organization engaged anywhere in the United States, Canada, Europe or South America in the business of financing or servicing loans for the purchase of automobiles which could be deemed competitive to the business of the Company or to any other business which the Company or any member of the "Affiliated Group" is engaged in or is the process of implementing at any time during the time during which the Executive is employed (a "Similar Business"). Notwithstanding the foregoing, Executive may, following any termination hereof, be so employed or associated with an organization which finances or services loans solely and exclusively for its own account, whether or not such activity is competitive to the business of the Company. "Affiliated Group" is defined as the Company, or any of its subsidiaries. The foregoing notwithstanding, during the Term Executive may invest in stock, bonds, or other securities of any Similar Business (but without otherwise participating in such Similar Business) if such stock, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section l2(g) of the Securities Exchange Act of l934 provided that such investment does not exceed, in the case of any class of the capital stock of any one issuer, 2% of the issued and outstanding shares, or, in the case of other securities, 2% of the aggregate principal amount thereof issued and outstanding.

          (b) As a separate and independent covenant, Executive agree that during the Term, including any extensions or renewals thereof, Executive will not, without the consent of the Company, in any way, directly or indirectly (except in the course of Executive's employment with the Company), for the purpose of conducting or engaging in any Similar Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, customers or accounts of the Affiliated Group with whom Executive had any dealings during the course of Executive's employment with the Company or any of its affiliates or interfere or attempt to interfere with any officers, employees, representatives or agents of the Affiliated Group, or induce or attempt to induce any of them to leave the employ of or violate the terms of their contracts with the Affiliated Group.

          (c) If, in any judicial proceeding, a court shall determine that the geographical, temporal or other scope of any of the covenants contained in this Paragraph 9 is so broad or long as to be unenforceable, then the geographical or other scope of such covenant shall be deemed to be restricted so as to be enforceable under applicable law.

          (d) Executive's obligations under this Section 8 hereof shall survive any termination of this Agreement by the Company with Cause or by the Executive without Good Reason; provided, however, that the survival of these provisions shall not operate to extend the length of time the Executive shall be prohibited from engaging in the activities prohibited hereunder beyond July 1, 2001 unless the employment of the Executive is extended or renewed beyond such time in which event such obligations shall be extended to be co-terminus with the actual termination of Executive's employment.

          (e) In the event of a breach or threatened breach by Executive of any provision of this Section 8 hereof, the Company shall be entitled to seek an injunction restraining such breach, but nothing herein shall be construed as prohibiting the Company from pursuing any additional remedy available to the Company for such breach or threatened breach.

          (f) The obligations of the Executive under this Section 8 shall not apply and shall terminate if the termination of this Agreement was by the Company without Cause or by the Executive with good reason.

     9.   Covenants Regarding Confidential Information and
Proprietary Rights.

          (a) Confidential Information Defined. As used herein, "Confidential Information" means any non-public information, and any document or media containing non-public information, concerning the "Business Group" (defined for purposes hereof as the Affiliated Group and any of the Affiliated Group's actual or prospective customers, suppliers, contractor and co-venturers) or concerning any actual or planned discoveries, inventions, developments, improvements, technology, know-how, processes, products, services, businesses, business opportunities, operations, activities or plans of or belonging to the Affiliated Group (including, without limitation, technical formulae and designs, computer hardware and software, databases, original works of authorship, customer lists, bills of material, business plans, financial information, trade secrets and other proprietary information) provided that Confidential Information shall not include such portion of the aforesaid information which has become or hereafter becomes public knowledge within the industry through no fault of Executive's own.


          (b) Confidentiality. It is understood and agreed that prior to and during the Term, Executive has and will become aware of Confidential Information, the unauthorized disclosure of which may harm the Company or another member of the Business Group. Accordingly, Executive agrees that, except as expressly authorized by the Company or to the extent the Executive reasonably believes it necessary in order to fulfill Executive's duties under this Agreement, both during and after the Term, Executive will never divulge to others or appropriate to Executive's own use, or to the use of any third party, any Confidential Information conceived of, or obtained, by Executive prior to or during the Term. Upon termination of this Agreement for whatever reason or whenever requested by the Company, Executive will promptly deliver to the Company all documents, media or other materials containing Confidential Information which are in Executive's possession or under Executive's control.

          (c) Proprietary Property. Executive agrees that all inventions, original works of authorship, developments, improvements and trade secrets (unless (i) not relating to the Company's actual or demonstrably anticipated business, products, services or research and development and (ii) developed entirely on Executive's own time, not as a result of any work performed by Executive for the Company, and without use of equipment, supplies, facilities or trade secrets of the Company) conceived of, developed or reduced to practice by Executive, whether alone or in conjunction with others, during the period of time Executive is in the employ of the Company ("Proprietary Property") shall be the property of the Company. Executive agrees to disclose promptly to the Company or its counsel any Proprietary Property and to take such actions (at the Company's request and expense) both during and after the Term necessary or convenient to vest in the Company all of Executive's rights in such Proprietary Property including, without limitation, the execution of any applications, assignments or other instruments necessary or convenient in order to assign all of Executive's interest therein to the Company or its nominee and to apply for and obtain copyright protection or Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

          (d) Remedies. In the event of a breach or threatened breach by Executive of any provision of this Section 9 hereof, the Company shall be entitled to seek an injunction restraining such breach, but nothing herein shall be construed as prohibiting the Company from pursuing any additional remedies available to the Company for such breach or threatened breach.

     10. Representation by Counsel - Interpretation. Each of the parties hereto acknowledge that it is being represented by counsel of its choice in connection with this Agreement; that it is freely waiving any rights or claims being waived by it pursuant to this Agreement; and that this Agreement has been entered into by it freely and voluntarily and without duress or coercion of any kind. In the interpretation of this Agreement, whether by a court or otherwise, no weight or presumption shall be given or ascribed by virtue of the drafting of this Agreement by one party or the other; both parties shall be deemed to have contributed to the drafting of this Agreement equally.


         11. Governing Law - Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts executed in and to be performed solely within such state. Each of the parties hereto agree that any disputes hereunder shall be settled by a court of competent jurisdiction in such jurisdiction that shall be chosen by the party filing an initial suit for the enforcement or interpretation of any of the provisions hereof; the remaining party agrees hereby to submit to the jurisdiction chosen by the filing party. In no event may the chosen jurisdiction be a state or federal court situate in any state other than Kansas, Delaware or New Jersey.

         12. Notices. All notices required or permitted to be given by either party hereunder, including notice of change of address, shall be in writing and delivered by hand, or mailed, postage prepaid, certified or registered mail, return receipt requested, to the other party as follows:

If to the Company:    Systems & Services Technologies, Inc.,
                              c/o The Aegis Consumer Funding Group, Inc.
               525 Washington Blvd.
               Jersey City, NJ  07310
               Attention:  Angelo R. Appierto

With a copy to:     The Aegis Consumer Funding Group, Inc.
               525 Washington Blvd
               Jersey City, N. J. 07310
               Attention: Gary D. Peiffer, Esq.

If to the Executive:     John Chappell
               10001 Roe
               Overland Park, Kansas 66207

With a copy to:     Joseph  L. Hiersteiner, Esq.
               Bryan Cave, LLP
               3500 One Kansas City Place
               1200 Main Street
               Kansas City, Missouri  64105-2100


13.  Miscellaneous.

              (a) Entire Agreement. This Agreement (together with any agreement regarding options granted to the Executive to purchase securities) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior oral or written agreements and understandings; however, this Agreement shall not supersede, diminish or modify any rights of the Executive under any employee benefit plans of the Company. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by the Company and the Executive, or in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

      (b) Further Acts. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

             (c) Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

     (d) Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon the Executive and his executors, administrators, heirs and legal representatives.

          (e) Headings. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

          (f) Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.


              IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.


SYSTEMS & SERVICES TECHNOLOGIES, INC.
EXECUTIVE

By:  _______________________________________
By:_____________________
Name: _______________________________________
John Chappell
Title:   _______________________________________